                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                             COMMERCE BANCORP, INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    Commerce
                             LOGO   Bancorp, Inc.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Commerce Bancorp, Inc. ("Bancorp") will be held at the Commerce University, 17000 Horizon Way at Springdale Road, Mount Laurel, New Jersey, on Tuesday, June 18, 1996, at 5:30 P.M., local time, and at any adjournment or postponement thereof, to consider and act upon the following matters as more fully described in the annexed Proxy Statement:

   1. The election of Directors;

   2. Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign and date the enclosed Proxy and return it promptly in the envelope provided for that purpose.

   The Board of Directors has fixed May 1, 1996 as the record date for determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors






                                          ROBERT C. BECK,
                                          Secretary

May 17, 1996

                            COMMERCE BANCORP, INC.
                               COMMERCE ATRIUM
                              1701 ROUTE 70 EAST
                           CHERRY HILL, NEW JERSEY

                               PROXY STATEMENT

   This Proxy Statement is being furnished to shareholders of Commerce Bancorp, Inc. ("Bancorp") in conjunction with the solicitation of proxies by the Board of Directors of Bancorp for use at Bancorp's Annual Meeting of Shareholders to be held on Tuesday, June 18, 1996, at the Commerce University, 17000 Horizon Way at Springdale Road, Mount Laurel, New Jersey (the "Annual Meeting"), and at any adjournment or postponement thereof. The approximate date upon which this Proxy Statement and the accompanying form of Proxy will be first sent, given or otherwise made available to Bancorp's shareholders is May 17, 1996.

   The expense of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Bancorp Common Stock they hold of record, upon request of such recordholders.

   The Board of Directors of Bancorp has fixed the close of business on May 1, 1996, as the date for determining holders of record of Bancorp Common Stock, par value $1.5625 per share (the "Common Stock"), and Bancorp Series C ESOP Cumulative Convertible Preferred Stock, no par value per share ("Series C ESOP Preferred Stock"), entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 11,344,354 shares of Common Stock outstanding and 417,000 shares of Series C ESOP Preferred Stock outstanding. Each holder of Common Stock and Series C ESOP Preferred Stock, voting together and not as separate classes, is entitled to cast one vote for each share held of record on that date. All Series C ESOP Preferred Stock is held of record by Bancorp's Employee Stock Ownership Plan Trust ("ESOP Trust"). See "Series C ESOP Preferred Stock" and "Employee Stock Ownership Plan." The holders of a majority of the aggregate outstanding shares of Bancorp Common Stock and Series C ESOP Preferred Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

   If the enclosed form of Proxy is appropriately marked, signed, and returned in time to be voted at the Annual Meeting, the shares represented by the Proxy will be voted in accordance with the instructions marked thereon. Signed Proxies not marked to the contrary will be voted "FOR" the election of all nominees for director.

   The enclosed Proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(i) matters which Bancorp does not know, a reasonable time before the proxy solicitation, are to be presented at the Annual Meeting; (ii) approval of the minutes of a prior meeting of shareholders if such approval does not amount to ratification of the action taken at that meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and Proxy pursuant to Rule 14a-8 or Rule 14a-9 promulgated under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

   Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting.

   Any Bancorp shareholder giving a Proxy may revoke it at any time before it is exercised by giving written notice of such revocation, signed in the same manner as the Proxy, to Bancorp's Secretary or by executing a new Proxy and returning it to the Secretary of Bancorp prior to the voting of the first Proxy at the Annual Meeting. Bancorp shareholders attending the Annual Meeting may also revoke their Proxies by giving written notice of revocation to Bancorp's Secretary prior to the voting of the Proxy or by voting by written ballot at the Annual Meeting.

                     SECURITY OWNERSHIP OF MANAGEMENT AND
                          CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of May 1, 1996, the beneficial ownership of the Company Common Stock by each director and nominee for director of the Company, each of the executive officers of the Company named in the Summary Compensation table and by the directors, nominees for directors, and executive officers of the Company as a group. No person is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

                                                                            COMMON STOCK
                                                                 ----------------------------------
                        Name of Beneficial                        Number of Shares
                            Owner or                                Beneficially        Percent of
                        Identity of Group                            Owned(1)(2)         Class(2)
                       -------------------                         ----------------   -------------
David Baird, IV  ..............................................         69,752(3)           *

Robert C. Beck  ...............................................        113,445(4)         1.00%

Jack R Bershad  ...............................................         42,814(5)           *

Vernon W. Hill, II  ...........................................        513,905(6)         4.48

C. Edward Jordan, Jr.  ........................................        165,036(7)         1.44

Morton N. Kerr  ...............................................         85,729(8)           *

Steven M. Lewis  ..............................................        125,148(9)         1.10

Daniel J. Ragone  .............................................         54,379(10)          *

Joseph T. Tarquini, Jr.  ......................................        163,190(11)        1.44

Peter M. Musumeci, Jr.  .......................................        133,481(12)        1.17

Robert D. Falese, Jr.  ........................................         33,828(13)          *

Dennis M. DiFlorio  ...........................................         81,201(14)          *

All Directors, Nominees for Directors and Executive Officers of
  the Company as a Group (13 Persons) .........................      1,558,401(15)       13.14%

- ------

* less than 1%


 (1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after May 1, 1996. Beneficial ownership may be disclaimed as to certain of the securities.

 (2) The figures in these columns do not reflect the shares of Common Stock issuable upon conversion of the Series C ESOP Preferred Stock. As of May 1, 1996, each share of Series C ESOP cumulative convertible Preferred Stock was convertible into 1.4071 shares of Common Stock.

 (3) Includes 5,801 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1989 Stock Option Plan for Non-Employee Directors.

 (4) Includes 5,933 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1989 Stock Option Plan for Non-Employee Directors.


 (5) Includes 17,226 shares of Common Stock held by Mr. Bershad's wife and 8,547 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Bershad under the Company's 1989 Stock Option Plan for Non-Employee Directors.

 (6) Includes 37,094 shares held by Site Development Inc., 10,543 shares held by the wife of Mr. Hill, 47,897 shares held by S. J. Dining, Inc., 45,298 shares held by U.S. Restaurants, Inc., 48,739 shares held by J.V. Properties, 11,766 shares held by Business Interiors, Inc., 31,128 shares held by the Hill Family Trust and 4,363 shares allocated to Mr. Hill by the Company's ESOP. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust and a co-trustee and beneficiary of the Company's ESOP Trust. Business Interiors, Inc. is a company owned by Mr. Hill's wife. This amount also includes 116,843 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Hill under the Company's 1984 and 1994 Employee Stock Option Plans. This amount does not include 2,737 shares of Series C ESOP Cumulative Convertible Preferred Stock allocated to Mr. Hill by the Company's ESOP nor does it include any unallocated shares of Common Stock or Series C ESOP Preferred Stock held by the Company's ESOP.

 (7) Includes 103,379 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Jordan under the Company's 1984 and 1994 Employee Stock Option Plans, 3,172 shares allocated to Mr. Jordan by the Company's ESOP, of which Mr. Jordan is a co-trustee and beneficiary, and 484 shares held in trust for Mr. Jordan's minor children. This amount does not include 2,586 shares of Series C ESOP Preferred Stock allocated to Mr. Jordan by the Company's ESOP nor does it include any unallocated shares of Common Stock or Series C ESOP Preferred Stock held by the Company's ESOP.

 (8) Includes 140 shares of Common Stock held by Mr. Kerr's wife, 83,944 shares held by the Markeim-Chalmers, Inc. Pension Plan and 1,050 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Kerr under the Company's 1989 Stock Option Plan for Non-Employee Directors. Markeim-Chalmers, Inc. is a company owned by Mr. Kerr.

 (9) Includes 47,897 shares held by S. J. Dining, Inc., 45,298 shares held by U.S. Restaurants, Inc. and 8,547 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Lewis under the Company's 1989 Stock Option Plan for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 1,342 shares held in trust for Mr. Lewis' minor children.

(10) Includes 13,883 shares held by Mr. Ragone's wife and 2,152 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Ragone under the Company's 1989 Stock Option Plan for Non-Employee Directors.

(11) Includes 14,907 shares held by The Tarquini Organization Profit Sharing Plan, 2,205 shares held by The Tarquini Foundation and 8,547 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Tarquini under the Company's 1989 Stock Option Plan for Non-Employee Directors. Mr. Tarquini is the President of The Tarquini Organization.

(12) Includes 99,922 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Musumeci under the Company's 1984 and 1994 Stock Option Plans, 2,747 shares of Common Stock allocated to Mr. Musumeci under the Company's ESOP but does not include 2,586 shares of Series C ESOP Cumulative Convertible Preferred Stock allocated to Mr. Musumeci by the Company's ESOP.

(13) Includes 30,306 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Falese under the Company's 1984 and 1994 Stock Option Plans and 104 shares of Common Stock allocated to Mr. Falese under the Company's ESOP. This amount also includes 69 shares held by Mr. Falese's wife and 2,427 shares held by her in trust for their minor daughter. It does not include 835 shares of Series C ESOP Cumulative Convertible Preferred Stock allocated to Mr. Falese under the Company's ESOP.

(14) Includes 68,555 shares of Common Stock issuable upon the exercise of stock options granted to Mr. DiFlorio under the Company's 1984 and 1994 Stock Option Plans and 746 shares of Common Stock allocated to Mr. DiFlorio under the Company's ESOP. It does not include 1,718 shares of Series C ESOP Cumulative Convertible Preferred Stock allocated to Mr. DiFlorio under the Company's ESOP.

(15) Includes an aggregate of 519,030 shares of Common Stock issuable upon the exercise of stock options granted to directors and certain executive officers of the Company under the Company's Stock Option Plans.

SERIES C ESOP PREFERRED STOCK

   As of May 1, 1996, all of the 417,000 shares of the Series C ESOP Preferred Stock outstanding were held of record by the Company's ESOP Trust. Additionally, as of such date, the ESOP Trust held of record 69,637 shares of Common Stock. As of May 1, 1996, 174,834 shares of Series C ESOP Preferred Stock, and all shares of Common Stock held by the ESOP Trust were allocated to individual participant accounts. See "Employee Stock Ownership Plan". If all of the unallocated shares of Series C ESOP Preferred Stock held of record by the ESOP Trust as of May 1, 1996, were converted into Common Stock, the unallocated shares of Common Stock the ESOP Trust would hold of record would be 2.86% of the Common Stock.

                            THE BOARD OF DIRECTORS

   During 1995, there were 12 meetings of the Board of Directors of Bancorp. The Board of Directors of Bancorp has established an Audit and Compliance Committee and a Personnel Committee but does not have a standing Nominating Committee. In addition, each of Bancorp's three subsidiary banks, Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce Bank/Pennsylvania, N.A., Philadelphia, Pennsylvania ("Commerce PA") and Commerce Bank/Shore, N.A. ("Commerce Shore") has various committees of their respective boards.

   Information with respect to the committees of the Board of Directors of Bancorp is set forth below.

AUDIT AND COMPLIANCE COMMITTEE

   The Audit and Compliance Committee reviews Bancorp's and its wholly-owned subsidiary banks' financial statements, accounting procedures and methods employed in connection with audit programs. It serves as the principal liaison between the Board of Directors and Bancorp's independent certified public accountants. In addition, this committee makes recommendations to the Board of Directors concerning the selection of Bancorp's independent certified public accountants. Robert C. Beck, Daniel J. Ragone, Joseph T. Tarquini, Jr., Thomas J. Maher (a director of Commerce PA) and Daniel M. Monroe (a director of Commerce Shore) are the current members of the Audit and Compliance Committee. During 1995, there were five meetings of the Audit and Compliance Committee.

PERSONNEL COMMITTEE

   The Personnel Committee reviews and recommends the levels of compensation of Commerce NJ's, Commerce PA's and Commerce Shore's executive officers and administers Bancorp's 1984 and 1994 Stock Option Plans. Morton N. Kerr, Daniel J. Ragone and Jack R Bershad are the current members of the Personnel Committee. During 1995, there was one meeting of the Personnel Committee. The report of the Personnel Committee with respect to 1995 compensation is set forth on page 9 of this Proxy Statement.

ATTENDANCE

   In 1995, each of Bancorp's directors and nominees for directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of which they were members of Bancorp, Commerce NJ, Commerce PA and Commerce Shore, as the case may be.

                            ELECTION OF DIRECTORS

   The Bylaws of Bancorp provide that Bancorp's business shall be managed by a Board of not less than five nor more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full Board of Directors. The Board of Directors by resolution has set the number of persons to be elected to the Board of Directors at the Annual Meeting at nine. The election of directors will be determined by a plurality vote and the nine nominees receiving the most "FOR" votes will be elected.

   The Board of Directors has designated the persons listed below to be nominees for election as directors. All of the nominees are currently members of the Board, and each of them has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the

Board of Directors may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Directors of Bancorp hold office for one year and until their successors have been duly elected.

   The following information regarding Bancorp's nominees is based, in part, on information furnished by these individuals.

          Name              Age               Positions with Bancorp and Subsidiaries
         ------             ---               ----------------------------------------
Vernon W. Hill, II  ....    50    Chairman and President of Bancorp; Chairman and President
                                  of Commerce NJ; Chairman and President of Commerce PA; Chairman
                                  of Commerce Shore

C. Edward Jordan, Jr. ..    52    Executive Vice President and Director of Bancorp; Executive
                                  Vice President and Director of Commerce NJ

Robert C. Beck  ........    60    Secretary and Director of Bancorp; Secretary and Director
                                  of Commerce NJ

David Baird, IV  .......    59    Director of Bancorp and Commerce NJ

Jack R Bershad  ........    65    Director of Bancorp, Commerce NJ and Commerce PA

Morton N. Kerr  ........    65    Director of Bancorp and Commerce NJ

Steven M. Lewis  .......    46    Director of Bancorp, Commerce NJ and Commerce PA

Daniel J. Ragone  ......    68    Director of Bancorp and Commerce NJ

Joseph T. Tarquini, Jr. .   60    Director of Bancorp and Commerce NJ


   Mr. Hill, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Chairman and/or President of Commerce NJ since 1973 and Chairman and President of Bancorp since 1982. Mr. Hill has been Chairman of the Board and/or President of Site Development, Inc., Cherry Hill, New Jersey, a developer of real estate, since 1968. Mr. Hill has been Chairman of the Board of Directors of Commerce PA from June 1984 to June 1986 and from January 1987 to the present, President of Commerce PA since June 1994, a director of Commerce Bank/Harrisburg, Camp Hill, Pennsylvania since 1985, and the Chairman of Commerce Shore since January, 1989.

   Mr. Jordan, a director of Commerce NJ since 1974 and Bancorp since 1982, has been Executive Vice President of Commerce NJ since 1974 and Executive Vice President of Bancorp since 1982.

   Mr. Beck, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Secretary of Commerce NJ since 1973 and Secretary of Bancorp since 1982. Mr. Beck has been a partner of the law firm of Parker, McCay & Criscuolo, Marlton, New Jersey since 1987.

   Mr. Baird, a director of Bancorp and Commerce NJ since 1988, has been President of Haddonfield Lumber Company, Inc., Cherry Hill, New Jersey since 1962.

   Mr. Bershad, a director of Commerce PA since 1984 and Bancorp and Commerce NJ since 1987, has been a partner of the law firm of Blank, Rome, Comisky & McCauley, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, since 1964 and its Chairman since 1990.

   Mr. Kerr, a director of Commerce NJ since 1973 and Bancorp since 1982, has been President of Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, since 1965.

   Mr. Lewis, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania since 1985 and President of S. J. Dining, Inc. since 1986.

   Mr. Ragone, a director of Commerce NJ since 1981 and Bancorp since 1982, has been Chairman of the Board and President of Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, or its predecessor firms, since 1960.

   Mr. Tarquini, a director of Commerce NJ since 1973 and Bancorp since 1982, has been President of The Tarquini Organization, A.I.A., Camden, New Jersey, since 1980. Prior thereto, he had been a partner in its predecessor firms.

                              EXECUTIVE OFFICERS

   The executive officers of Bancorp and its banking subsidiaries, as of May 1, 1996, are set forth below.

                                                     Position with Bancorp, Commerce NJ,
                                                       Commerce PA, and Commerce Shore;
          Name              Age                             Principal Occupation
         ------            -----                     ------------------------------------
Vernon W. Hill, II  ....    50    Chairman and President of Bancorp since 1982; Chairman and/or President of Commerce NJ since 1973; Chairman of Commerce PA from June 1984 to June
                                  1986 and from January 1987 to present; President of Commerce PA from June
                                  1994 to present; Chairman of Commerce Shore since 1989.

C. Edward Jordan, Jr.  .    52    Executive Vice President and Director of Bancorp since 1982; Executive
                                  Vice President and Director of Commerce NJ since 1974.

Peter M. Musumeci, Jr. .    45    Executive Vice President and Senior Credit Officer since 1986 and Treasurer and Assistant Secretary since 1984 of Bancorp; Executive Vice President of Commerce NJ since 1986; Director of Commerce PA since 1987 and Commerce
                                  Shore since 1989.

Robert D. Falese, Jr.  .    49    Executive Vice President and Senior Loan Officer of Commerce NJ since
                                  1992. From 1990 to 1992, Mr. Falese was President and Chief Executive
                                  Officer of Sterling Bank, Mount Laurel, New Jersey. Prior thereto, Mr.
                                  Falese was an Executive Vice President and Senior Lending Officer at the
                                  Fidelity Bank, Philadelphia, Pennsylvania for more than five years.

Dennis M. DiFlorio  ....    42    Executive Vice President of Commerce NJ since January, 1996. Prior thereto
                                  Mr. DiFlorio was Senior Vice President of Commerce NJ since 1988.

David Wojcik  ..........    43    Senior Vice President of Bancorp since 1988.

                            EXECUTIVE COMPENSATION

   The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, Bancorp's chief executive officer and each of Bancorp's other four most highly compensated executive officers (the "named executives") during each of the last three fiscal years.

                                                                                        Long Term
                                                Annual Compensation                    Compensation
                                --------------------------------------------------    --------------
                                                                                       Securities
                                                                        Other          Underlying           All
                                                                        Annual        Stock Option         Other
Name/Title                       Year        Salary         Bonus   Compensation(1)    Grants(2)       Compensation
 ---------------------------   ------   -----------    ----------   --------------   --------------   --------------
Vernon W. Hill, II               1995      $441,000      $125,000      $50,779          33,075          $37,925(3)
Chairman of the Board,           1994       390,000       150,000       50,244            -0-            36,653
Chief Executive Officer and      1993       316,000       125,000       50,564          65,985           33,005
President of Bancorp;
Chairman of the Board,
Chief Executive Officer and
President of Commerce NJ

C. Edward Jordan, Jr.            1995      $225,000       $60,000        --             22,050          $30,269(3)
Executive Vice President of      1994       215,000        75,000        --               -0-            28,868
Bancorp; Executive Vice          1993       190,000        75,000        --             50,647           22,916
President of Commerce NJ

Peter M. Musumeci, Jr.           1995      $225,000       $60,000        --             22,050          $26,757(3)
Executive Vice President,        1994       200,000        75,000        --               -0-            24,763
Treasurer and Assistant          1993       185,000        50,000        --             50,647           27,072
Secretary of Bancorp;
Executive Vice President
of Commerce NJ

Robert D. Falese, Jr.            1995      $225,000       $75,000        --             22,050          $15,319(3)
Executive Vice President of      1994       200,000        75,000        --               -0-            14,041
Commerce NJ                      1993       175,000        50,000        --             38,492            2,083

Dennis M. DiFlorio               1995      $175,000       $75,000        --             22,050          $10,760(3)
Executive Vice President of      1994       140,000        60,000        --               -0-             8,368
Commerce NJ                      1993       100,000        25,000        --             24,657            7,970

- ------
(1) The total in this column reflects personal use of a company car (1995, $5,389; 1994, $5,389; 1993, $5,449), expense allowances (1995, $36,600;
    1994, $36,600; 1993, $32,600) and country club dues (1995, $8,790; 1994,
    $8,255; 1993, $12,515). The value of such other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any individual in any year except Mr. Hill in 1993, 1994 and 1995.

(2) The stock option grants reflected in this column have been adjusted for the 5% stock dividends declared on January 2, 1996, December 13, 1994, January 19, 1994 and January 19, 1993. The original grant was adjusted based on the unexercised option shares outstanding on the date of the stock dividend.

(3) The totals in this column reflect premiums on life insurance (for 1995, Mr. Hill, $25,613; Mr. Jordan, $18,685; and Mr. Musumeci, $14,516); and
    long-term disability policies (for 1995, Mr. Hill, $4,738; Mr. Jordan, $4,010; Mr. Musumeci, $4,667; Mr. Falese, $7,745; and Mr. DiFlorio, $3,186) and contributions to the Company's ESOP (in 1995, $7,574 each for all five individuals).

EMPLOYMENT AGREEMENTS

   At the recommendation of Bancorp's Personnel Committee, the Board of Directors of Bancorp approved Employment Agreements for Messrs. Hill, Jordan and Musumeci.

   Mr. Hill's Employment Agreement provides that he will be employed by Bancorp and Commerce NJ as Chairman of the Board, President and Chief Executive Officer for a term of five years effective January 1, 1992, provided that on each January 1 thereafter the Employment Agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Hill gives the other at least ninety days prior written notice of their desire to terminate the Agreement, in which event the term will have four years remaining.

   Under the terms of the Employment Agreement, Mr. Hill's "base salary" shall not be less than $480,000 per year subject to upward adjustment by Bancorp's Board of Directors. The Employment Agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage.

   The Employment Agreement requires Bancorp to compensate Mr. Hill for the balance of the term of the Employment Agreement at a rate equal to seventy percent of his annual base salary if he becomes permanently disabled (as defined in the Employment Agreement) during the term and to pay Mr. Hill's designated beneficiary a lump sum death benefit if he dies during the term in an amount equal to three times his average annual base salary in effect during the twenty-four months immediately preceding his death.


   The Employment Agreement allows Mr. Hill to terminate his employment with Bancorp upon a change in control of Bancorp (as defined in the Employment Agreement) and if within three years of such change in control, without Mr. Hill's consent, among other things, the nature and scope of his authority with Bancorp or a surviving or acquiring person are materially reduced to a level below that which he enjoyed on the date of the most recent annual extension of the Employment Agreement. If Mr. Hill terminates his employment because of a change in control, he will be entitled to a lump sum severance payment equal to four times his average annual base salary in effect during the twenty-four month period immediately preceding such termination (provided that such payment does not constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and in the event such payment would constitute a "parachute payment", such lump sum severance payment shall be reduced so as to not constitute a "parachute payment"), and the continuation of certain benefits including medical, hospitalization and life insurance. The Employment Agreement contains a non-competition covenant for Mr. Hill should his employment with Bancorp be terminated under certain circumstances.


   The Employment Agreements for Messrs. Jordan and Musumeci are substantially similar to that of Mr. Hill's except that: Mr. Jordan will serve as Executive Vice President/Chief Financial Officer of Bancorp and Commerce NJ, and Mr. Musumeci will serve as Executive Vice President/Senior Credit Officer of Bancorp and Commerce NJ. The term of each Employment Agreement is three years and the lump sum death benefit is each equal to two times their respective average annual base salary in effect during the twenty-four month period preceding death. Mr. Jordan's "base salary" under the Employment Agreement is $240,000 and Mr. Musumeci's "base salary" under his Employment Agreement is $240,000.

DIRECTOR COMPENSATION

   Directors of Bancorp and Commerce NJ were paid an annual fee of $10,000 plus $600 for each meeting of the Board of Directors attended in 1995 and will be paid an annual fee of $10,000 plus $750 for each meeting of the Board of Directors attended in 1996. When meetings of the Board of Directors of Bancorp and Commerce NJ occur on the same day, only one fee is paid. Committee members received a fee of $600 for each meeting attended in 1995 and will receive a fee of $750 for each meeting attended in 1996. Directors of Commerce PA are paid a fee of $300 for each meeting of the Board of Directors and committee meeting attended. Directors of Commerce Shore are paid a fee of $400 for each meeting of the Board of Directors and committee meeting attended. No fees are paid to directors who are also operating officers of Bancorp, Commerce NJ, Commerce PA or Commerce Shore. Each director of Bancorp is provided with $100,000 of permanent life insurance.

   A retirement plan for outside directors, i.e., directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends, provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Bancorp Board or upon such director's disability, payments equal to the highest retainer in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Bancorp Board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's retainer at the time of the director's termination of Board service and the highest retainer in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's Board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 8 of this Proxy Statement. This plan became effective January 1, 1993.

1989 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

   Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 211,066 shares of Bancorp Common Stock by members of the Boards of Directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan.

   Each non-employee director of Bancorp or any Bancorp subsidiary corporation who on or after May 1, 1989 is elected or reelected as a director of Bancorp or any subsidiary corporation at any annual or special meeting of shareholder(s) of Bancorp or any Bancorp subsidiary corporation will, as of the date of such election or reelection, automatically be granted an option to purchase 500 shares of Bancorp's Common Stock; however, no non-employee director may receive an option or options to purchase more than 1,000 shares of Common Stock in any one calendar year. The maximum number of shares of Bancorp Common Stock as to which options may be granted to any non-employee director under the 1989 Plan is 10,000 shares.

   The 1989 Plan is administered by the Board of Directors of Bancorp, including non-employee directors. Options granted under the 1989 Plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Option prices are intended to equal 100% of the fair market value of Bancorp's Common Stock on the date of the election or re-election of the non-employee directors.

   For the year ended December 31, 1995, Messrs. Baird, Beck, Bershad, Kerr, Lewis, Ragone and Tarquini each received options under the Plan to purchase 1,050 shares of Bancorp Common Stock (as adjusted to reflect the 5% stock dividend declared on January 2, 1996). Such options were not exercisable in 1995.

                      REPORT OF THE PERSONNEL COMMITTEE

   The Personnel Committee of the Board of Directors of Bancorp is composed of outside non-employee directors. Bancorp's compensation package for its executive officers consists of base salary, annual performance bonus, annual stock option grants and various broad based employee benefits including contributions under Bancorp's ESOP. Management recommendations of base salary levels, annual performance bonuses and stock option grants are reviewed by the Personnel Committee and submitted to the full Board of Directors for approval.

   The objective of Bancorp's executive compensation is to enhance Bancorp's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long term interests of the shareholders of Bancorp.

   The Company has employment agreements with Messrs. Hill, Jordan and Musumeci which were effective January 1, 1992. See, "EXECUTIVE COMPENSATION - Employment Agreements."

   Base salary levels for Bancorp's executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, the Committee also takes into account individual experience and performance.

   Bancorp's annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize Bancorp's profitability. Financial performance is compared against budgets as well as peer businesses.

   Stock options are intended to encourage officers and other key employees to remain employed by Bancorp by providing them with a long term interest in Bancorp's overall performance as reflected by the performance of the market of Bancorp's Common Stock. In granting stock options, the Personnel Committee takes into account prior stock option grants and considers the executive's level of compensation and past contributions to Bancorp.

   Vernon W. Hill, II was Bancorp's Chairman, President and Chief Executive Officer for 1995. Mr. Hill's base salary is set competitively relative to other chief executive officers in financial service companies in Bancorp's market area. In determining Mr. Hill's base salary as well as annual performance bonus, the Committee reviewed independent compensation data and Bancorp's performance as compared against budgets and peer businesses. As with Bancorp's other executive officers, Mr. Hill's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

   The Personnel Committee and Bancorp are considering the future impact on executive compensation, and whether certain changes should be made as a result, of Section 162(m) of the Internal Revenue Code of 1986, as amended, which became effective January 1, 1994. This provision generally denies a deduction for Federal income tax purposes for compensation in excess of $1 million for persons named in the Proxy Statement, except for compensation that is performance-based and for compensation that is paid pursuant to certain contracts entered into prior to February, 1993. Bancorp believes that the limitation will have no effect on it in 1996.

                             PERSONNEL COMMITTEE

                                MORTON N. KERR
                               DANIEL J. RAGONE
                                JACK R BERSHAD

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Personnel Committee members are Morton N. Kerr, Daniel J. Ragone and Jack R Bershad.

   Mr. Kerr, a director and nominee for director of Bancorp, is the President of Markeim-Chalmers, Inc. which in 1995 received $222,500 in fees for real estate related services, primarily real estate appraisals.

   Mr. Bershad, a director and nominee for director of Bancorp, is a member of a law firm which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year. See "Certain Transactions."

FINANCIAL PERFORMANCE

   The graph below summarizes cumulative return experienced by Bancorp's shareholders over the years 1991 through 1995, compared to the Nasdaq Bank Index and Nasdaq Composite Index assuming an investment in each of $100 at December 31, 1990 and the reinvestment of dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            COMMERCE BANCORP, NASDAQ BANK INDEX, NASDAQ COMPOSITE
                        YEAR-END 1990 TO YEAR-END 1995


                                  Total Return
                                  Index Values
- -------------------------------------------------------------------------------

                                   Nasdaq         Nasdaq
                   Commerce         Bank           Stock
                   Bancorp         Stocks         Market

          1990      100.0          100.0          100.0
          1991      164.7          164.0          160.6
          1992      295.3          239.2          186.9
          1993      335.3          277.0          214.5
          1994      457.0          277.4          209.7
          1995      545.7          415.0          296.3



1984 INCENTIVE STOCK OPTION PLAN

   Effective April 14, 1984, Bancorp adopted the Bancorp Incentive Stock Option Plan (the "1984 Plan") which provided for the purchase of a total of not more than 1,284,011 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through May 1, 1996) by key employees. Options may not be granted under the 1984 Plan after December 31, 1993. The purpose of the 1984 Plan was to enable Bancorp to continue to compete successfully in attracting and retaining key employees. Key executive and other employees of Bancorp and its subsidiaries were eligible to receive options under the 1984 Plan. No further options may be granted under the 1984 Plan.

   Options granted pursuant to the 1984 Plan were not exercisable until one year after the date of grant and then were exercisable pursuant to a schedule based on years of service or option holding period. Options granted under the 1984 Plan were intended to constitute "incentive stock options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Option prices were intended to equal 100% of the fair market value of Bancorp's Common Stock on the date of grant. Recipients of options under the 1984 Plan were determined by the Personnel Committee.

   There was no limit on the number of shares for which options may be granted to any single employee under the 1984 Plan, except that incentive stock options first exercisable by an employee in any one year under the 1984 Plan (and all other Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). Payment of the option price on exercise of options under the 1984 Plan may be made in cash, shares of Bancorp Common Stock or a combination of both.

   Options granted under the 1984 Plan are not transferable other than by will or by the laws of descent and distribution. The Board of Directors or a committee thereof fixed the term (which may not be more than ten years) of the options, but the options are subject to earlier termination in the event of termination of employment, death, or disability. The 1984 Plan provided that during the lifetime of an optionee, his option is exercisable only by him and only while employed by Bancorp or a subsidiary or within (i) three months after his retirement, or (ii) three months after he otherwise ceases to be so employed, to the extent the option was exercisable on the last day of employment. For these purposes, retirement means termination of employment by an optionee who has attained age 65. If an optionee retires due to disability, his options may be exercised within twelve months of his retirement date. If an optionee dies within a period during which his option could have been exercised by him, his option may be exercised within one year of his death (unless the option earlier terminates) by those entitled under his will or the laws of descent and distribution, but only to the extent the option was exercisable by him immediately prior to his death.

1994 EMPLOYEE STOCK OPTION PLAN

   Effective May 24, 1994, Bancorp adopted the Bancorp 1994 Employee Stock Option Plan (the "Employee Stock Option Plan" or "Plan"). Pursuant to the Employee Stock Option Plan, stock options may be granted which qualify under the Internal Revenue Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the Employee Stock Option Plan. As of May 1, 1996, 531,881 options had been granted under the Plan. The Plan replaced the 1984 Plan which expired on December 31, 1993.

   The purpose of the Employee Stock Option Plan is to provide additional incentive to employees of Bancorp by encouraging them to invest in Bancorp's Common Stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress. The Employee Stock Option Plan is administered by the Personnel Committee ("Committee") which is appointed by the Board of Directors and consists only of Directors who are not eligible to receive options under the Employee Stock Option Plan. The Committee determines, among other things, which officers and key employees receive an option or options under the Employee Stock Option Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. No individual may be granted, in any calendar year, a number of options that is more than 100,000 and incentive stock options first exercisable by an employee in any one year under the Plan (and all other plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). The Committee may, in its discretion, modify or amend any of the option terms hereafter described, provided that if an incentive option is granted under the Plan, the option as modified or amended continues to be an incentive stock option.

   The aggregate number of shares which may be issued upon the exercise of options under the Employee Stock Option Plan is 1,102,500 shares of Common Stock (as adjusted for all stock splits and stock dividends through May 1, 1996). In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Plan will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. Reacquired shares of Bancorp's Common Stock, as well as unissued shares, may be used for the purpose of the Plan. Common Stock of Bancorp subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the Plan. The option price for options issued under the Employee Stock Option Plan must be at least equal to 100% of the fair market value of the Common Stock as of the date the option is granted.

   Payment of the option price on exercise of options granted under the Plan may be made in (a) cash, (b) Bancorp Common Stock, which will be valued by the Secretary of Bancorp at its fair market value or (c) any combination of cash and Common Stock of Bancorp valued as provided in clause (b).

   Except as otherwise described below, none of the options granted under the Employee Stock Option Plan may be exercised during the first year after the date granted. Thereafter, each optionee may exercise options held more than one year based upon years of service or option holding period, whichever is sooner, pursuant to the following schedule:

                                                 Option Holding
         Years of Service                            Period
         ----------------                        ---------------
       Less than 3 years               25%          0-1 year                0%
  More than 3 years and less
          than 6 years                 50%         1-2 years               25%
  More than 6 years and less
          than 8 years                 75%         2-3 years               50%
                                                   3-4 years               75%
       More than 8 years              100%     More than 4 years          100%

   In the event of a "change in control" of Bancorp, as defined in the Employee Stock Option Plan, each optionee may exercise the total number of shares then subject to the option. The Committee has the authority to provide for a different rate of option exercisability for any optionee.

   Unless terminated earlier by the option's terms, incentive stock options expire ten years after the date they are granted and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). Options granted pursuant to the Plan are not transferable, except by the will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the option is exercisable only by the optionee, including, for this purpose, the optionee's legal guardian or custodian in the event of disability.

   Bancorp's Board of Directors has the right at any time, and from time to time, to modify, amend, suspend or terminate the Plan, without shareholder approval, except to the extent that shareholder approval of the Plan modification or amendment is required by the Code, to permit the granting of incentive stock options under the Plan. Any such action will not affect options previously granted. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission will not require any future modifications, amendments, suspensions or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for shareholder approval.

STOCK OPTIONS

   The following table sets forth certain information regarding options granted to the named executive officers in 1995.

                         OPTION GRANTS IN FISCAL 1995

                             Number of         % of Total
                            Securities          Options                                            Grant
                            Underlying          Granted                                            Date
                              Options         to Employees        Exercise      Expiration        Present
          Name              Granted(1)     in Last Fiscal Year    Price(1)         Date          Value(2)
         -----             ------------    -------------------    --------   ---------------    ---------
Vernon W. Hill, II  ....      33,075             12.7%             17.86     January 1, 2005     $184,228
C. Edward Jordan, Jr.  .      22,050              8.5              17.86     January 1, 2005      122,819
Peter M. Musumeci, Jr. .      22,050              8.5              17.86     January 1, 2005      122,819
Robert D. Falese, Jr.  .      22,050              8.5              17.86     January 1, 2005      122,819
Dennis M. DiFlorio  ....      22,050              8.5              17.86     January 1, 2005      122,819

- ------
(1) The stock option grants and exercise price reflected in these columns have been adjusted for the 5% stock dividends declared on December 13, 1994 and January 2, 1996.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Bancorp's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, required a prediction about future movement of the stock price. The assumptions used in the model were expected volatility of .31, risk- free rate of return of 7.04%, dividend yield of 3.92%, and time to exercise of 10 years. The real value of the options in this table depends upon the actual performance of Bancorp's Common Stock during the applicable period.

   The following table sets forth certain information regarding individual exercises of stock options during 1995 by each of the named executives.

  AGGREGATED STOCK OPTION EXERCISES IN 1995 AND YEAR-END STOCK OPTION VALUES

                                                               Number of Securities
                               Shares                        Underlying Unexercised           Value of Unexercised in the
                            Acquired on       Value              Stock Options at                 Money Stock Options
          Name                Exercise      Realized            Year-End 1995 (1)                  at Year-End 1995
         -----             ------------    ---------    -------------------------------   --------------------------------
                                                         Exercisable     Unexercisable      Exercisable     Unexercisable
                                                        -------------   ---------------   -------------   ---------------
Vernon W. Hill, II  ....      28,772        $124,757          83,768            33,075     $    737,255    $      106,534
C. Edward Jordan, Jr. ..      19,336         244,896          81,329            22,050          739,872            71,023
Peter M. Musumeci, Jr. .       4,654          79,076          77,872            22,050          692,045            71,023
Robert D. Falese, Jr.  .          --              --          19,281            39,741          151,470           208,591
Dennis M. DiFlorio  ....          --              --          46,505            22,050          455,819            71,023

- ------
(1) The stock options reflected in this column have been adjusted for the 5% stock dividend declared on January 2, 1996.

EMPLOYEE STOCK OWNERSHIP PLAN

   Effective January 1, 1989, Bancorp's Board of Directors established the Commerce Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") as a restatement of Bancorp's Stock Bonus Plan. Employees of Bancorp and its subsidiaries are eligible to participate in the ESOP if they are at least 21 years of age and have completed at least 1,000 hours of service to Bancorp or its subsidiaries during the twelve-month period beginning on the date of hire or during any subsequent calendar year. Participants are 100% vested in their accounts under the ESOP upon death, total disability, a complete discontinuance of contributions by Bancorp, termination of the ESOP, and a partial termination of the ESOP where a participant is involved in that termination. Except as provided above, generally, participants are 20% vested after 3 years of credited service, increasing by 20% for each additional year of credited service so that participants are 100% vested in their accounts under the ESOP after seven years of credited service with Bancorp or a subsidiary.

   Subject to limitations contained in the Code, contributions by Bancorp to the ESOP are deductible for federal income tax purposes. Except as described below, such contributions are determined annually by Bancorp's Board of Directors at its discretion. Contributions may consist either of shares of Bancorp's stock, or cash, which may be invested by the trustees of the ESOP's trust in shares of Bancorp's stock or to provide funds to pay principal or interest on any indebtedness incurred by the ESOP in purchasing shares. Contributions by Bancorp are allocated as of the close of each plan year among accounts of participants in the ESOP. Each participant's account is credited with that portion of contributions by Bancorp as such participant's compensation (as defined in the ESOP) bears to all participants' compensation.


   In January 1990, the ESOP Trust purchased 417,000 shares of Series C ESOP Preferred Stock ("ESOP Shares") from Bancorp for an aggregate purchase price of $7,500,000. The ESOP Trust borrowed the purchase price for the ESOP Shares from an unaffiliated bank, which loan was refinanced with another unaffiliated bank in 1994 (the "Loan"). The Loan is guaranteed by Bancorp and its subsidiaries, and is secured by the pledge of the ESOP Shares obtained with the proceeds of the Loan. Bancorp has agreed to contribute to the ESOP amounts sufficient to permit the ESOP to make principal and interest payments on the Loan. For the plan year ended December 31, 1995, Bancorp contributed $934,000 to the ESOP. Pursuant to the loan agreement with the ESOP's bank lender, a portion of the ESOP Shares pledged by the ESOP for repayment of the Loan will be released from the pledge according to a formula based on the portion of principal and interest which has been repaid each year. As of December 31, 1995, the outstanding principal balance on the Loan was $4,359,000.

   The co-trustees of the ESOP are Vernon W. Hill, II and C. Edward Jordan, Jr. Each participant may direct the trustees of the ESOP's trust as to the manner in which shares of voting stock allocated to his account are to be voted. Each participant in the ESOP will become entitled to direct the trustees as to the voting of the ESOP Shares which are released from the pledge and which are allocated to his account under the ESOP. The enclosed form of Proxy also serves as the voting instruction card for the trustees of the ESOP with respect to the shares of Common Stock and ESOP Shares which have been allocated to the accounts of participants under the ESOP. Shares which have not been allocated to the account of any participant will be voted by the co-trustees in accordance with such procedures as Bancorp, as the Plan Administrator, shall direct. Shares which have been allocated to the accounts of participants but for which no voting directions are received will be voted as the trustees direct in the exercise of their independent judgment. See "Series C ESOP Preferred Stock."


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

   Effective January 1, 1992, Bancorp established a Supplemental Executive Retirement Plan ("SERP") for certain designated executives in order to provide supplemental retirement income if Bancorp's ESOP and Social Security retirement benefits fall below sixty percent of average annual compensation at the time of retirement. Average annual compensation is defined as the average of the actual annual compensation paid to the executive by Bancorp during the period of three consecutive years which produces the highest such average during the ten year period ending with termination of employment. The SERP is unfunded, is not a qualified plan under the Code and benefits are paid directly by Bancorp. Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio have been designated to participate in the SERP.

CERTAIN TRANSACTIONS

   Certain directors and executive officers of Bancorp, Commerce NJ, Commerce PA and Commerce Shore, certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other banking transactions with Commerce NJ, Commerce PA and Commerce Shore. All such loans and other banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

   The Board of Directors of Bancorp approves all transactions in which an officer or director of Bancorp or any of its subsidiaries has an interest. In the case of a transaction involving a director of Bancorp, such director does not vote on the transaction.

   Mr. Kerr, a director and nominee for director of Bancorp, is the President of Markeim-Chalmers, Inc. which in 1995 received $222,500 in fees for real estate related services, primarily real estate appraisals.

   Messrs. Beck and Bershad, directors and nominees for directors of Bancorp, are members of law firms which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year.

   Commerce NJ leases the ground for five of its branch offices from limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner. Pursuant to the terms of the ground leases, Commerce NJ has constructed its own buildings and pays annual rent from $24,000 to $60,000 per lease for the first five years increasing to $30,000 to $91,253 for the last five years of each lease. These leases which have expiration dates of 2004 to 2010, are each renewable for four additional terms of five years each.

   Bancorp leases land to a limited partnership partially comprised of the directors of Commerce PA and Bancorp including Messrs. Bershad, Hill and Lewis and a corporation owned by Mr. Hill. The term of the lease is 25 years. The minimum annual lease payments to be received by Bancorp are $51,700 for the first five years, $53,300 for years 6-10, $55,300 for years 11-15, $57,300 for years 16-20 and $59,300 for years 21-25. The limited partnership has constructed an office building on the site, and Commerce PA has leased part of the building for 15 years for a branch office, with options to renew for three successive five-year periods. The annual rent for that portion of the building is $91,000 for years 1-5, $100,000 for years 6-10, and $110,000 for years 11-15.

   Management believes that the rental paid or received for each of the foregoing leases is comparable to the rental which they would have to pay to or would have received from, as the case may be, and that the option prices are comparable to or more favorable than those that could have been obtained or received from, non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

   During 1995, Commerce NJ, Commerce PA and Commerce Shore obtained interior design, facilities management and general contractor services in the amount of $496,000 from a business corporation of which Shirley Hill, wife of Vernon
W. Hill, II, is a principal shareholder and the President. Additionally, during 1995 the business received commissions of $931,000 on furniture and facility purchases made directly by Commerce NJ, Commerce PA and Commerce Shore. These expenditures related primarily to the furnishing and related design services of the opening and/or refurbishing of certain offices during the period. In the opinion of management, such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for similar furniture and services.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Bancorp. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Bancorp with copies of all Section 16(a) forms they file.

   To Bancorp's knowledge, based solely on review of the copies of such reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

   Bancorp's independent public accountants during the most recent year were Ernst & Young, 2001 Market Street, Philadelphia, PA 19103. Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young to be Bancorp's independent public accountants for 1996. The selection of Bancorp's independent public accountants is not being submitted to shareholders because there is no legal requirement to do so. A representative of Ernst & Young is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.

                            SHAREHOLDER PROPOSALS


   Proposals from shareholders intended to be presented at the 1997 Annual Meeting must be received by Bancorp for inclusion in Bancorp's proxy statement by January 15, 1997. In the event the 1997 annual meeting occurs on a date 30 days or more prior to one year from this year's annual meeting, shareholder proposals must be received within 120 days of the anticipated mailing date of the 1997 proxy statement.

   A COPY OF BANCORP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400.



                                            By Order of the Board of Directors


                                            ROBERT C. BECK
                                            Secretary

PROXY

          This Proxy is solicited on behalf of the Board of Directors

                             COMMERCE BANCORP, INC.


     The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the "Company") which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on June 18, 1996 or any postponement or adjournment thereof. The undersigned hereby directs the Proxy to be voted as indicated on the reverse side.


       (Continued, and to be marked, dated and signed, on the other side)


                             ^FOLD AND DETACH HERE^

                                                                 Please
                                                                  mark        X
                                                               your votes
                                                              as indicated

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

1. FOR the election of the following nominees to the Board of Directors for the ensuing year: Vernon W. Hill, II, David Baird, IV, Robert C. Beck, Jack R Bershad, C. Edward Jordan, Jr., Morton N. Kerr, Steven M. Lewis, Daniel
     J. Ragone and Joseph T. Tarquini, Jr.


 FOR all nominees           WITHHOLD           (INSTRUCTION: To withhold authority to vote for any individual nominee,
   listed above            AUTHORITY           write that nominee's name in the space provided below.)
(except as marked       to vote for all
 to the contrary)    nominees listed above     ________________________________________________________________________

2. In their discretion, upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

A majority of such attorneys and proxies, or their substitutes at the meeting, or any postponements or adjournments thereof, may exercise all of the powers hereby given. Any proxy to vote any of the shares, with respect to which the undersigned is or would be entitled to vote, heretofore given to any person or persons other than the persons named above, is revoked.

IN WITNESS WHEREOF, the undersigned has signed and sealed this proxy and hereby acknowledges receipt of the Company's Annual Report to Shareholders and a copy of the notice of such meeting and proxy statement in reference thereto both dated in May, 1996.

Dated:____________________________________________________________________, 1996


________________________________________________________________________________
                           (Shareholder(s) Signature)

________________________________________________________________________________
                                     (L.S.)
                          Printed Name of Shareholder

________________________________________________________________________________
                                     (L.S.)
                          Printed Name of Shareholder

NOTE: Signature should correspond with name appearing on stock certificate(s). When signing in a fiduciary or representative capacity, sign full title as such. Where more than one owner, each should sign.
Please sign, date and return this proxy card promptly using the enclosed envelope.


                            ^ FOLD AND DETACH HERE ^







                             COMMERCE BANCORP, INC.
                          ANNUAL SHAREHOLDERS' MEETING

                             Tuesday, June 18, 1996

                                   5:30 P.M.

                              Commerce University
                               17000 Horizon Way
                         Mount Laurel, New Jersey 08054